A  C  I ARMANDO C. IBARRA
                  CERTIFIED PUBLIC ACCOUNTANTS
                   A PROFESSIONAL CORPORATION



Armando C. Ibarra, C.P.A.
Members of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board




January 12, 2006



To Whom It May Concern:


The firm of Armando C. Ibarra, Certified Public Accountants, consents to the inclusion of our report of December 16, 2005, on the audited financial statements of Valcom Studios, Inc. as of September 30, 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission or other regulatory agency.




/s/ ARMANDO C. IBARRA, C.P.A.
-----------------------------
    ARMANDO C. IBARRA, C.P.A.


                     371 E. STREET, CHULA VISTA, CA 91910
                              TEL: (619) 422-1348
                              FAX: (619) 422-1465